AMENDMENT TO THE
CAPITAL CORP OF THE WEST 401(K) PLAN

Effective August 15, 2004, Capital Corp of the West 401(k) Plan -- Adoption Agreement Section 58 is hereby amended to read as follows:

58. Optional forms of payment available upon termination of employment:
[X] a. Lump sum distribution of entire vested Account Balance.
[   ] b. Single sum distribution of a portion of vested Account Balance.
[X] c. Installments for a specified term.
[   ] d. Installments for required minimum distributions only.
[   ] e. Annuity payments (see Section 8.1 of the BPD).
[   ] f. (Describe optional forms or limitations on available forms)
  [Practitioner Note: Unless specified otherwise in f, a Participant may receive a distribution in any combination of the forms of payment selected in a. - F. Any optional forms or limitations described in F. will apply uniformly to all Participants under the Plan.]

Accepted By: /s/Joanne Dunlap  Date:9/7/04

Capital Corp of the West
SECRETARY?S CERTIFICATE

The undersigned, being the duly appoint and acting Secretary of Capital Corp of the West, hereby certifies that the attached Resolution is a true copy of the approved resolution, Resolution approving 40] (k) plan amendment by the Board of Directors of Capital Corp of the West on August 31st, 2004.

IN WITNESS WHEREOF, the undersigned has executed this Certificate and affixed the corporate seal of the Company on December 16th, 2004.

/S/ Denise Butler
Denise Butler
Corporate Secretary

RESOLUTION OF THE BOARD OF DIRECTORS OF CAPITAL CORP OF THE WEST
August 3 1st, 2004
A meeting of Capital Corp of the West was held on August 31st, 2004, with Tom Van Groningen serving as Chairperson. The Chairperson presented to the meeting a proposed amendment to Capital Corp of the West 40 1(k) Plan (the ?Plan?). After discussion and upon motion duly made and seconded, the following Resolution was adopted:

WHEREAS, the Capital Corp of the West 401(k) Plan expressly provides the right to amend said Plan and Trust; and,

WHEREAS, it is the desire of Capital Corp of the West to amend the Plan?s Distribution Options per the attached amendment, effective August 315t; and,

WHERAS, such amendment shall not reduce the accrued benefits of any participant in the Capital Corp of the West 40 1(k) Plan;

THEREFORE, BE IT RESOLVED, that this resolution this hereby adopted as part of the Capital

Corp of the West 401(k) Plan; and that by adopting this resolution, the Capital Corp of the West

40 1(k) Plan does accept the amendments as attached hereto;

BE IT FURTHER RESOLVED, that any executed copy of this Resolution, duly signed as hereunder, shall constitute a Certificate of Corporate Resolution in the matters hereinabove recited.

WITNESS, my hand and seal of this organization.

Capital Corp of the West

/S/ Denise Butler
Denise Butler
Corporate Secretary
August 31st, 2004

401(K) Plan

Investment Policy

5/6/2004

The Administrative Committee for the Capital Corp of the West 401K Plan (the ?Committee?) evaluates, selects, supervises, and monitors the investment alternatives of the Capital Corp of the West 401K Plan (the ?Plan?). The Plan intends to comply with Section 404(c) of the Employee Retirement Income Security Act of 1974 (?ERISA?) and to give Participants in the Plan investment control over those portions of their Plan accounts other than Employer Matching Contributions made in the form of Employer Securities.

PLAN IN VESTMENT OBJECTIVE

In accordance with Section 404(c) of ERISA, the Committee intends to select asset classes which in the aggregate permit a portfolio with aggregate risk and return characteristics at any point within the range normally appropriate for a Participant. In addition, the Committee shall select investments in asset classes each of which, when combined with investments in the other asset classes, tends to minimize the risk of the portfolio at any given level of expected return.

The Committee intends to offer mutual funds, with no transaction fee, representing a broad range of major asset classes, each with a different risk/return characteristic.

Investment Categories. To satisfy the broad range of investments requirement of Section 404(c) of ERISA, the Committee shall designate at least three core investment vehicles. Twenty one (21) funds with the following investment objectives are currently being offered as investment vehicles for plan participants:

?	Cash Equivalent?a money market instrument investing in high quality, short- term fixed income securities

?	Bond Fund?an investment portfolio investing primarily in fixed income securities of corporations and/or the U.S. Government

?	Growth Stock Fund(s)?an investment portfolio investing primarily in equity securities of companies which are growing faster than their peers and tend to have above average price-earnings ratios

?	Value Stock Fund(s)?an investment portfolio investing primarily in equity securities of companies which are believed to be under-valued and tend to have below average price-earnings ratios

?	Large Capitalization Stock Fund(s)-an investment portfolio investing primarily in equity securities of companies which have market capitalization of more than $5 billion

?	Mid Capitalization Stock Fund(s)?an investment portfolio investing primarily in equity securities of companies which have market capitalization of more than $1 billion but less than $5 billion

?	Small Capitalization Stock Fund?an investment portfolio investing primarily in equity securities of companies which have market capitalization of less than $1 billion

?	International Foreign Stocks?an investment portfolio investing primarily in equity securities of companies which are located outside the United States

?
Asset Allocated Funds?an investment portfolio investing in a combination of fixed income and equity securities. The relative weighting of the securities may range from ?conservative? (i.e. mostly fixed income) to ?aggressive? (mostly equities)

?	Company Stock?this is an investment in the common stock of the parent company, Capital Corp of the West, trading as CCOW. It is an equity which is traded on NASDAQ

The asset classes chosen were deemed broad enough to allow Plan Participants the ability to combine mutual funds from dissimilar asset classes to suit individual risk tolerances, investment time horizons and investment philosophies. Participants shall be entitled to change their investments on a daily basis. -

FUND SELECTION CRITERIA

The Mutual Funds offered in the Plan are recommended by an outside financial advisor and had to meet the following criteria:

?	Employ a sound investment philosophy that has been consistently applied for at least the past five years, either as a mutual fund or as a separate account;

?	A reliable one, three and five?year performance record and superior relative performance to comparably managed portfolios;

?	A level of risk that compares favorably with similarly managed portfolios; and

?	Reasonable and competitive expense ratios.

In addition to actively managed equity mutual funds, the options also include an index fund and a money market fund. Index funds offer the broad security diversification, pricing security and economies of buying in essentially efficient markets at relatively low expense ratios.

COMMITTEE OBJECTIVES

?	To meet at least annually with the Committee?s outside investment advisor to review the options? performance;

?	To evaluate both quantitative and qualitative information about the investment funds to ensure that they are consistently delivering the asset class characteristics they were selected to deliver; and

?
To ensure that each investment fund?s performance is adequate relative to appropriate indices and peer groups. (Because mutual funds often combine several asset classes or sub-classes in the pursuit of higher returns and/or lower risk, benchmark and peer group comparisons are only part of the Committee?s evaluation.)

In addition, the Committee considers qualitative factors such as an investment fund?s unique combination of securities or whether an investment fund?s unique investment objective, or style, is in or out of favor. If a fund?s performance lags, the Committee will determine whether there is reason to believe the relative under-performance is temporary and will replace any fund that it believes will under-perform or whether there is a better alternative. Once a decision to change or eliminate a fund is made, the investment policy will be revised and the asset transfer and liquidation shall be handled to the best advantage of the Plan in a manner designed to minimize disruption to Plan Participants.

EMPLOYER SECURITIES

Generally, Employer Matching Contributions are made in the form of Capital Corp of the West Common Stock (?Employer Securities?). Participants are restricted from reinvesting the Employer Matching Contributions made in Employer Securities in another investment alternative under the Plan.

To the extent that Participants do not have investment control over contributions made in the form of Employer Securities, Section 404(c) of ERISA shall not apply.

The Administrative Committee shall vote the shares of all Employer Securities held as plan assets.

AMENDMENT OF POLICY

The Committee may amend this Policy at any time. Modifications of this Policy will be made by the Committee to help ensure that this Policy continues to reflect the Plan?s objectives. Changes to this Policy are expected to be infrequent, as they will reflect long-term considerations, rather than short-term changes in the financial markets.

EXECUTION

This Investment Policy Statement is approved and adopted by Administrative Committee for the Capital Corp of the West 401K Plan on:

5/6/04______
Date

Roger D. Mckinney EVP/CFO    /s/ Roger D. Mckinney
Committee Member Name and Title    Signature

Michael T. Ryan CAO     /s/ Michael T. Ryan
Committee Member Name and Title    Signature

Ed J. Rocha EVP/COO     /s/ Ed J. Rocha
Committee Member Name and Title    Signature

Joanne M Dunlap VP/Director of HR   /s/ Joanne Dunlap
Committee Member Name and Title    Signature

Donielle Kramer HR Administrator                               /s/ Donielle Kramer
Committee Member Name and Title    Signature